Exhibit 5.3

K&L GATES LLP STATE STREET FINANCIAL CENTER ONE LINCOLN STREET BOSTON, MA 02111 T +1 617 261 3100 F +1 617 261 3175 klgates.com

January 25, 2016

INFOR (US) Inc.

641 Avenue of the Americas

New York, NY 10011

Ladies and Gentlemen:

We have acted as special Massachusetts counsel to INFOR (US) Inc., a Delaware corporation (the “Issuer”), in connection with the Registration Statement on Form S-4 filed on the date hereof (the “Registration Statement”) by the Issuer and the additional registrants named therein with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to an offer to exchange an aggregate principal amount of up to (a) $1,630,000,000 of the Issuer’s 6.500% Senior Notes due 2022 (the “Dollar Exchange Notes”), and (b) €350,000,000 of the Issuer’s 5.750% Senior Notes due 2022 (the “Euro Exchange Notes,” and, together with the Dollar Exchange Notes, the “Exchange Notes”), which will have been registered under the Securities Act, for an equal principal amount of the Issuer’s outstanding 6.500% Senior Notes due 2022 (the “Original Dollar Notes”), and 5.750% Senior Notes due 2022 (the “Original Euro Notes,” and, together with the Original Dollar Notes, the “Original Notes”).

The Original Notes were, and the Exchange Notes will be, issued under an Indenture, dated as of April 1, 2015, (as amended and supplemented, the “Indenture”), by and among the guarantors named therein and Wilmington Trust, National Association, as trustee. Pursuant to the Indenture, the Exchange Notes will be unconditionally and irrevocably guaranteed (the “Guarantee”) as to payment of principal, premium, if any, and interest by each of the guarantors pursuant to the Indentures, including Infinium Software, Inc., a Massachusetts corporation (the “Massachusetts Guarantor”).

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the Articles of Organization of the Massachusetts Guarantor, as amended and supplemented, as certified by the Secretary of the Massachusetts Guarantor to be currently in effect; (iii) the Bylaws of the Massachusetts Guarantor, as certified by the Secretary of the Massachusetts Guarantor to be currently in effect; (iv) the Indenture; and (v) the corporate actions (including resolutions of the board of directors of the Massachusetts Guarantor) that provide for, among other things, the issuance of the Exchange Notes in exchange for the Original Notes.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of corporate records of the Massachusetts Guarantor, and certificates of public officials and of officers or other representatives of the Massachusetts Guarantor and others and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

Page 2 January 25, 2016

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents or documents to be executed, we have assumed that the parties thereto, other than the Massachusetts Guarantor, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents, and the validity and binding effect thereof on such parties.

The foregoing opinion is based on and is limited to the internal laws of the Commonwealth of Massachusetts and the relevant federal laws of the United States of America. We express no opinion with respect to the law of any other jurisdiction.

Based on the foregoing and subject to the qualifications, limitations and assumptions set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that:

1. The Massachusetts Guarantor is a corporation organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts.

2. The Massachusetts Guarantor has the requisite corporate power to execute and deliver and to perform its obligations under the Indentures.

3. The Massachusetts Guarantor has taken all necessary corporate action to duly authorize the execution, delivery and performance of the Indentures.

We hereby consent to the filing of this opinion as Exhibit 5.3 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the prospectus which forms a part of the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act. Other than the addressee hereof, no person may rely on this opinion except that Kirkland & Ellis LLP may rely upon this opinion as though this opinion was addressed to them. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ K&L Gates LLP

K&L Gates LLP